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                           TELE-COMMUNICATIONS, INC.
                                Terrace Tower II
                                5619 DTC Parkway
                         Englewood, Colorado 80111-3000


                                                                       EXHIBIT 5
                                                                       ---------



                                 July 3, 1996

Board of Directors
Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111-3000

Dear Sirs:

     I am Executive Vice President and General Counsel of Tele-Communications, Inc., a Delaware corporation (the "Company"), and this opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "Shares"), which Shares are (i) to be acquired by Knight-Ridder Cablevision, Inc. ("KRC") pursuant to the Asset Purchase Agreement, dated as of March 18, 1996 (the "Asset Purchase Agreement"), by and among KRC, KRC-SNJ, Inc., KRC-NJFT, Inc., Knight-Ridder Investment Company and the Company and (ii) to be offered and sold from time to time by KRC (the "Selling Stockholder").

     In connection therewith, I have examined, among other things, the originals, certified copies or copies otherwise identified to my satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; minutes of the proceedings of the Company's Board of Directors, including committees thereof; the Asset Purchase Agreement and all exhibits thereto; and such other documents, records, certificates of public officials and questions of law as I deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have relied, to the extent I deemed such reliance appropriate, on certificates of officers of the Company as to factual matters. I have assumed (i) the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduction copies, (ii) that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the Selling Stockholder pursuant to the Registration Statement are actually sold, (iii) that the representations and warranties of the parties other than the Company contained in the Asset Purchase Agreement are true
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and complete and (iv) that the Shares will be issued in accordance with the terms of the Asset Purchase Agreement.

     Based upon the foregoing, I am of the opinion that the Shares proposed to be sold by the Selling Stockholder have been duly authorized and, when the Shares have been issued and delivered to the Selling Stockholder pursuant to the terms of the Asset Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me contained therein under the heading "Legal Matters." In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                 Very truly yours,


                                 /s/ Stephen M. Brett
                                 Stephen M. Brett
                                 Executive Vice President and
                                   General Counsel